Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information

Media Contact: Jay Fredericksen 904-357-9106

Investor Contact: Carl Kraus 904-357-9158

Rayonier Adds V. Larkin Martin to Board of Directors

JACKSONVILLE, Florida, August 7, 2007 - Rayonier (NYSE:RYN) announced today that V. Larkin Martin, 43, has been elected to its Board of Directors, effective August 6, 2007.

Since 1990, Martin has been the managing partner of Martin Farm and Vice President of The Albemarle Corporation, Courtland, Alabama. Both are family businesses with interests in agriculture and timberland. She is chairman of the Board of Directors of the Federal Reserve Bank of Atlanta and is a director and officer of Servico, Inc. and Cottonseed, LLC, business operations that are involved in cotton ginning, warehousing and whole cottonseed sales. In addition, Martin is on the Boards of Directors of The Cotton Board and the Business Council of Alabama and is a member of the President's Advisory Council of the University of Alabama in Birmingham. She has a B.A. in European History from Vanderbilt University

"We are very pleased that Larkin has agreed to join our Board," said Lee M. Thomas, Chairman, President and Chief Executive Officer. "Her hands-on experience running successful family businesses with interests in agriculture and timberland, combined with her macro economic insights, provide a unique perspective which should prove especially valuable to Rayonier and our shareholders."

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.6 million acres of timber and land in the U.S. and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a Real Estate Investment Trust.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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